Exhibit 2.1

URNr.	H 637/2003

vom 21st February 2003

SHARE PURCHASE AND TRANSFER AGREEMENT

On this day, twentyfirst of February

twothousandandthree

- 21st  February 2003 -

appeared before me,

Bernd   H ö f l i n g

Notary in Munich,

in my office at 80333 Munich, Pacellistrasse 14:

1.                                       Mrs. Dr. Andrea von Drygalski, with business address at Kardinal-Faulhaber-Straße 10, 80333 Munich, not acting in her own name, but for acting on behalf of

a)

YXLON Beteiligungs-Verwaltungs-GmbH

having its seat in  Berlin

(c/o Pöllath + Partner, Linkstraße 2, 10785 Berlin )

- AG Berlin-Charlottenburg, HRB 61 107 -

on the basis  of  an  written  power  of attorney a faxcopie of which is attached to this deed with the obligation to deliver the original immediately.

b)

NDT International Holdings A/S

having its seat in Copenhagen

(DK-2300 Copenhagen, Halfdangsgade 8)

- Danish Commerce and Companies Agency,

registration number A/S219553 -

on the basis  of  an  written  power  of attorney a faxcopie of which is attached to this deed with the obligation to deliver the original immediately.

c)

Botts & Company Ltd.

having its seat in  London

(Lintas House, 15-19 New Fetter Lane, London BC4A 1BA)

on the basis  of  an  written  power  of attorney the original of which is attached to this deed.

2.                                       Mr. Dr. Joseph   K o s a n e t z k y ,

born 26.03.1953,

business adress 22419 Hamburg, Essener Straße 99.

3.                                       Mr. Reinhard    B ö n i s c h ,

born 07.05.1950,

business adress 22419 Hamburg, Essener Straße 99.

Both acting in their own name and on behalf of

a)                                                                                                                                                                                                                          YXLON International Holding GmbH

having its seat in Hamburg

(22419 Hamburg, Essener Straße 99)

- AG Hamburg, HRB 69 331-

as managing directors.

b)

YXLON International X-Ray GmbH

having its seat in Hamburg

(22419 Hamburg, Essener Straße 99)

- AG Hamburg, HRB 51 821 -

as managing directors.

4.                                       Mrs. Tram   P h i ,

born 10.09.1970,

business adress: 7151 Gateway Boulevard, Newark, California, USA acting on behalf of

Invision Technologies, Inc.

having its seat in Newark, California, USA

(7151 Gateway Boulevard, Newark, California, USA)

a corporation duly organized  and existing under the laws of the State of Delaware, USA,

on the basis of an written power of attorney, the original is attached to this deed. The original of a secretary’s certificate is also attached to this deed.

The persons  appeared  before  me  identified themselves by their identity cards.

The notary first  instructed  the  parties,  that  he  only knows  the  law of the Federal Republic of Germany and that he declines all responsibility according to foreign law.

According to their  request  I  record  their statements as follows:

(1) YXLON Beteiligungs-Verwaltung GmbH

(2) NDT International Holdings A/S

(3) YXLON International Holding GmbH

(4) YXLON International X-Ray GmbH

(5) Joseph Kosanetzky

(6) Reinhard Bönisch

(7) Botts & Company Ltd

- and -

(8) InVision Technologies, Inc.

TRANSACTION AGREEMENT

THIS AGREEMENT is made on 21 February 2003.

BETWEEN

(1)                                  YXLON BETEILIGUNGS-VERWALTUNG GMBH, Berlin, registered at the local court of Berlin-Charlottenburg, docket number HR-B 61107, business address P+P Pöllath + Partner, Linkstrasse 2, D-10785 Berlin

(2)                                  NDT INTERNATIONAL HOLDINGS A/S, Copenhagen, registered at the Danish Commerce and Companies Agency, registration number A/S219553, business address Halfdansgade 8, DK-2300 Copenhagen

(collectively the “Vendors”)

(3)                                  Dr. JOSEPH KOSANETZKY, business address Essener Strasse 99, 22419 Hamburg

(4)                                  REINHARD BÖNISCH, business address Essener Strasse 99, 22419 Hamburg

(collectively the “Individual Vendors”)

(5)                                  YXLON INTERNATIONAL HOLDING GMBH, Hamburg, registered at the local court of Hamburg, Germany, docket number HR-B 69331, business address Essener Strasse 99, 22419 Hamburg

(the “Company”)

(6)                                  YXLON INTERNATIONAL X-RAY GMBH, Hamburg, registered at the local court of Hamburg, Germany, docket number HR-B 51821, business address Essener Strasse 99, 22419 Hamburg

(the “X-Ray Company”)

(7)                                  BOTTS & COMPANY LTD, business address Lintas House, 15-19 New Fetter Lane, London EC4A 1BA

(“Botts & Company”)

AND

(8)                                  INVISION TECHNOLOGIES, INC., business address 7151 Gateway Boulevard, Newark, California, USA (the “Purchaser”)

RECITALS

(A)                              The Company is a company registered at the local court of Hamburg, Germany, docket number HR-B 69331. Further information relating to the Company is set out in Schedule 1. The Company is the direct or indirect holder and beneficial owner of all the shares in various subsidiaries in the X-Ray business (including the NDT Business and the SEC Business) (singly a “Subsidiary” and collectively the “Subsidiaries”) as set out in Schedule 2.

(B)                                YXLON Beteiligungs-Verwaltung GmbH and NDT International Holdings A/S are the holders and owners of the entire issued share capital of the Company. In this regard YXLON Beteiligungs-Verwaltung GmbH is acting as a nominee for certain beneficial owners. YXLON Beteiligungs-Verwaltung GmbH, NDT International Holdings A/S, Joseph Kosanetzky and Reinhard Bönisch are the holders and owners of all of the Shareholder Loans.

(C)                                The Purchaser is a company incorporated in Delaware, USA. Further information relating to the Purchaser is set out in Schedule 3.

(D)                               The X-Ray Company agrees to sell and transfer to Purchaser or a Purchaser’s Nominee the entire issued share capital of YXLON International Inc. (the “US Company”) and the Vendors and the Individual Vendors agree to sell and transfer to the Purchaser or a Purchaser’s Nominee the entire issued share capital of the Company (the “Vendor Shares”) and the Shareholder Loans for the consideration and upon the terms and conditions set out in this Agreement.

IT IS HEREBY AGREED:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                                 In this Agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“Accounts” means the audited consolidated accounts of the Company comprising the audited consolidated balance sheet and the audited consolidated profit and loss account  prepared  in accordance with IAS.

“Accounts Date” means 30 September 2002.

“Adjustment Report” means the report set out in Clause 5.3.

“Agreed Amount” shall have the meaning set out in Clause 7.1.2.

“Agreement” means this agreement signed by the Parties.

“Arbitration Decision” shall have the meaning set out in Clause 7.1.6.

“Auditor” means KPMG.

“Budget” means the budget approved by the shareholders of the Company on 10 October 2002.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for commercial business in Hamburg, Germany.

“Cap” shall have the meaning set out in Clause 7.2.

“Cash” shall mean cash and cash equivalents in the meaning of Sec. 266 para. 2 subpara. B IV German Commercial Code (HGB).

“Certification” means the certification by the TSA of the YXLON XES 3000 system or, if sooner, its variant the YXLON XES 3500 system as an EDS (applied for under DOT/FAA/AR-01/19 dated 26 February 2001).

“Claim Notice” shall have the meaning set out in Clause 7.1.1.

“Claimed Amount” shall have the meaning set out in Clause 7.1.1.

“Companies” means the Company and its Subsidiaries.

“Company” shall have the meaning pursuant to Recital (A).

“Completion Date” means the later to occur of 31 March 2003 or the fifth Business Day upon which the last of the Conditions is satisfied, unless otherwise agreed by the Parties.

“Completion Date Accounts” means the Accounts set out in Clause 5.1.

“Completion Steps” shall mean the steps set out in Clause 3.2 or 3.3., as the case may be.

“Conditions” means the conditions set out in Clause 3.1.

“Contested Amount” shall have the meaning set out in Clause 7.1.2.

“Contingent Purchase Price” means the purchase price set out in Clause 4.4.

“Debt” means (i) financial interest-bearing liabilities of the Companies owed to banks and financial institutions (including overdrafts (Überziehungen), bonds (Schuldverschreibungen) and promissory notes (Wechsel)) including all obligations resulting from the IKB Partnership and the loan with IKB dated 5 April 2000, including in each case any unpaid or accrued interest and all redemption premiums, termination fees and similar fees thereon, (ii) all unfunded pension and retirement liabilities (for the avoidance of doubt pension liabilities backed by insurance are deemed to be funded), (iii) all net obligations under any hedging transactions outside the ordinary course of business, (iv) all obligations of the Companies under any off-balance sheet financing and (v) any dividends declared but unpaid. For the avoidance of doubt, Debt does not include the Shareholder Loans, accounts payable, trade creditors, payment guarantees by banks in the ordinary course of business and accruals in each case incurred in the normal course of business or any other current operating liability arising from the normal course of business.

“De Minimis Amount” shall have the meaning set out in Clause 7.3.

“EDS” means explosive detection system as defined in the Aviation Security Improvement Act of 1990 and the Aviation and Transportation Security Act of 2001 as amended.

“Environmental Liabilities” are, in the meaning of this Agreement, defined as all costs and expenses, liabilities, claims and damages (including, without limitation, those set forth in § 24 (1) of the Federal Soil Protection Act (Bundes-Bodenschutzgesetz, BBodSchG)) incurred in connection with (i) the reasonable investigation (Maßnahmen der Gefahrenerkundung) and/or (ii) securing or protective measures (Sicherungsmaßnahmen) and/or clean-up (Sanierung) (including also the planning and preparation thereof) or (iii) measures to remedy any danger to the public, to the well-being or to the health (Maßnahmen zur Abwehr von Gefahren) or (iv) other measures to eliminate, reduce or remedy any Contamination (as defined below) or to fulfil any redevelopment obligations, resulting from the pollution or contamination (Belastungen oder Verunreinigungen) of the ground, buildings, machines, other installations and equipment, ground water, ground air or surface water with hazardous substances (Schadstoffe) (herein “Contamination”) as well as from all liabilities and damages incurred by them due to any Contamination or any non-compliance with environmental laws (including, without limitation, regulations and orders and standards of conduct relating to emissions, discharges and releases of wastes and hazardous substances) in each case to the extent that (v) there is a danger to the public health and safety (Gefahr für die öffentliche Sicherheit), (vi) that the Environmental Liability has been caused due to circumstances prior to the Completion Date for which circumstance the Purchaser shall bear the burden of proof (Beweislast) and (vii) the competent public authority or body has issued a final and binding administrative order in writing ordering the removal, clean-up or any other measure (including investigation) based on a danger to the public health and safety.

“Expert” shall have the meaning set out in Clause 5.7.

“Extra Cap” shall have the meaning set out in Clause 7.2.

“IAS” means International Financial Reporting Standards.

“IKB Partnership” means the silent partnership agreement between the Company and IKB Beteiligungsgesellschaft mbH dated February 10, 2000, as amended.

“Initial Resolution Period” shall have the meaning set out in Clause 7.1.6.

“Junior Subordinated Loans” means shareholder loans with par value € 8,621,649 together with interest accrued and outstanding thereon that the Vendors have provided to the Company by agreements dated 3 April 1998 and 21 May 1999.

“Key Employee” and “Key Employees” shall have the meaning set out in Schedule 8 Clause 8.2.

“LI Contribution Agreement” means the agreement between YXLON International X-Ray GmbH and Philips GmbH dated 3 April 1998, notarial deed no. 193/1998 of the notary Marion Graff-Woelk at Berlin.

“Material Adverse Change” shall have the meaning set out in Clause 3.6.

“Material Assets” shall have the meaning set out in Schedule 8 Clause 6.2.

“Material Contracts” shall have the meaning set out in Schedule 8 Clause 12.1.

“Mezzanine Loans” means shareholder loans with par value € 3,000,000 together with interest accrued and outstanding thereon that the Vendors have provided to the Company by agreement dated 27 July 2002.

“NDT Business” means the business activities of the Companies involving the design, assembly, installation and maintenance in the field of x-ray components, sub-assemblies and systems for non-destructive testing purposes for customers in a variety of industrial applications.

“Net Asset Value” means the sum of the consolidated assets of the Company and its Subsidiaries minus the consolidated liabilities of the Company and its Subsidiaries prepared using the same accounting principles, policies, bases and practices as were used in the preparation of the Accounts, consistently applied as shown in the model calculations contained in Schedule 6.  For the avoidance of doubt, Net Asset Value does not include Cash, Debt, accrued interest or deferred taxes.

“Parties” means the Vendors, the Individual Vendors, the Purchaser, Botts & Company, the Company, and the X-Ray Company.

“Permits” shall have the meaning set out in Schedule 8 Clause 13.1.

“Preliminary Purchase Price” has the meaning set out in Clause 4.2.

“Purchase Price” means the purchase price set out in Clause 4.2.

“Purchase Price Adjustment” means an increase or decrease in the Purchase Price pursuant to Clause 4.3.

“Purchaser’s Nominee” shall mean one or more acquisition entities directly or indirectly owned by the Purchaser.

“Real Property” means any real property currently owned or leased by any of the Companies.

“Relevant Claim” shall have the meaning pursuant to Schedule 10 Clause 1.2.

“Response Notice” shall have the meaning set out in Clause 7.1.2.

“Schedules” means all the schedules attached to this Agreement.

“Security Business” means the business activities of the Companies involving the design, assembly, installation and maintenance in the field of x-ray components, sub-assemblies and systems for explosives and contraband detection purposes.

“Senior Subordinated Loans” means shareholder loans with par value € 1,533,876 together with interest accrued and outstanding thereon that the Vendors have provided to the Company by agreement dated 3 April 1998.

“Shareholder Loans” means collectively the Senior Subordinated Loans, the Junior Subordinated Loans and the Mezzanine Loans.

“Signing” means the date on which this Agreement is signed by the Parties.

“Subsidiary” means individually any one of YXLON International A/S, Denmark, YXLON International KK, Japan, YXLON International Inc., USA, and YXLON International X-Ray GmbH, Germany.

“Subsidiaries” means collectively all of YXLON International A/S, Denmark, YXLON International KK, Japan, YXLON International Inc., USA, and YXLON International X-Ray GmbH, Germany.

“Sum Recovered” shall have the meaning set out in Schedule 10 Clause 5.3.

“Tax” means any tax (Steuer) within the meaning of section 3 of the German Tax Code (AO) or equivalent tax under the laws of any other jurisdiction, any levy (Abgabe) and any other charge (including, without limitation, any customs duties (Zölle) as well as any social security contribution (in all cases including any withholding on amounts paid to or by any person), together with any interest, penalty or addition thereto, no matter how they are levied or determined.

“Taxing Authority” means any competent governmental authority in charge of imposing any Tax.

“Tax Warranties” means the tax warranties set out in Schedule 9.

“TSA” means the Transportation Security Administration of the Government of the U.S.A. or the Federal Aviation Administration or any other predecessor to the Transportation Security Administration appointed to test and administer the certification of EDS for deployment in airport or other security use.

“US Company” means YXLON International Inc.

“US Purchase Price” shall have the meaning pursuant to Clause 3.2.3.

“US Shares” means all outstanding shares in the US Company.

“Vendor Shares” shall have the meaning pursuant to Recital (D).

“Warranties” means the warranties set out in Schedule 8.

1.2                                 The Recitals and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Recitals and the Schedules.

1.3                                 The headings and any descriptive notes in this Agreement do not form part of and shall not affect the interpretation of this Agreement or any part of it except as provided in Clause 21.3.

1.4                                 In this Agreement (unless the context requires otherwise):

1.4.1                        Any reference to any statute or statutory provision includes a reference to any subordinate legislation made under that statute or statutory provision before the date of this Agreement, to any modification, re-enactment or extension of that statute or statutory provision made before that date and to any former statute or statutory provision which it consolidated or re-enacted before that date;

1.4.2                        Any gender includes a reference to the other genders;

1.4.3                        The singular includes a reference to the plural and vice versa (except as otherwise defined in the Definitions);

1.4.4                        Any reference to a recital, Clause or Schedule is to a recital, Clause or Schedule (as the case may be) of or to this Agreement;

1.4.5                        The term “including” means including without limiting the generality of any description preceding such term; and

1.4.6                        For the purposes of Clauses 7, 8, 11.1.2 (b) and (e), and Schedule 10 the term “Vendors” shall also include the Individual Vendors.

2.                                      SALE AND PURCHASE

2.1                                 The Vendors and the Individual Vendors agree to sell and to transfer to the Purchaser or a Purchaser’s Nominee the Vendor Shares and the Shareholder Loans with effect from the Completion Date with the effect that as from the Completion Date all rights accruing to, and all obligations falling on, the Vendor Shares and the Shareholder Loans after the Completion Date shall belong to the Purchaser or a Purchaser’s Nominee including, without limiting the generality of the foregoing, the rights to receive dividends for the current fiscal year. In detail:

2.1.1                        YXLON Beteiligungs-Verwaltung GmbH agrees to sell and transfer its future share in the Company in the nominal amount of € 169,950 and its future share in the nominal amount of € 2,052,550.

2.1.2                        YXLON Beteiligungs-Verwaltung GmbH agrees to sell and transfer the Senior Subordinated Loans of € 1,533,876 together with interest accrued and outstanding thereon, the Junior Subordinated Loans of € 7,259,056 together with interest accrued and outstanding thereon, and the Mezzanine Loans of € 3,000,000 together with interest accrued and outstanding thereon, all with the right to waive, in whole or in part, its Junior Subordinated Loan until the Completion Date.

2.1.3                        NDT International Holdings A/S agrees to sell and transfer its future share in the Company in the nominal amount of € 231,000.

2.1.4                        NDT International Holdings A/S agrees to sell and transfer its portion of the Junior Subordinated Loans of € 1,090,074 together with interest accrued and outstanding thereon all with the right to waive, in whole or in part, its Junior Subordinated Loan until the Completion Date.

2.1.5                        Joseph Kosanetzky agrees to sell and transfer his portion of the Junior Subordinated Loans of € 218,015 together with interest accrued and outstanding thereon with the right to waive, in whole or in part, the Junior Subordinated Loan until the Completion Date.

2.1.6                      Reinhard Bönisch agrees to sell and transfer his portion of the Junior Subordinated Loans of € 54,504 together with interest accrued and outstanding thereon with the right to waive, in whole or in part, the Junior Subordinated Loan until the Completion Date.

2.2                                 It is the intention of the Vendors and the Purchaser to jointly until Completion Date develop a structure under which the Purchaser shall acquire the US Shares separately and have the intercompany liability between the X-Ray Company and the US Company contributed to the US Company prior to Completion (the “2-Step Completion Process”) in both cases without a Tax exposure on the side of the Vendors. Within ten days prior to the Completion Date, the Vendors, acting in good faith, shall conclude whether there is any Tax exposure on their side resulting from the 2-Step Completion Process. Promptly following such conclusion the Vendors shall provide notice to the Purchaser of such conclusion and the basis, in reasonable detail, for such conclusion period. Provided that the Vendors, acting in good faith, conclude that there is no Tax exposure they shall allow the Purchaser to complete this Agreement by way of the 2-Step Completion Process without any indemnification given by the Purchaser therefor. Provided that the Vendors, acting in good faith, conclude that there is Tax exposure on their side due to the 2-Step Completion Process, the Purchaser may either

2.2.1                        elect to complete this Agreement by way of a 2-Step Completion Process and give an unlimited indemnification of the Vendors against any Tax liability (and associated interest costs) to the extent finally determined, created solely by the 2-Step Completion Process according to this Clause 2.2 or

2.2.2                        elect to complete this Agreement not effectuating the 2-Step Completion Process thereby not being obliged to provide any indemnity to the Vendors in connection with this Clause 2.

Within five days prior to the Completion Date the Purchaser shall provide notice to the Vendors as to whether it elects to proceed pursuant to Clause 2.2.1 or Clause 2.2.2.

3.                                      COMPLETION DATE

3.1                                 The Completion Date shall be the later to occur of 31 March 2003 or the fifth Business Day upon which the last of the following Conditions are satisfied, unless otherwise agreed by the Parties:

3.1.1                        Kreditanstalt für Wiederaufbau (German Reconstruction Bank) has validly approved the repayment of the Shareholder Loans as contemplated in this Agreement.

3.1.2                        The 401(k) Plan of the US Company has been terminated.

3.1.3                        All agreements between any of the Companies on the one hand and any or all Vendors on the other hand have been terminated, in each case without any remaining obligation on the part of the Companies. All agreements between any of the Companies with IKB have been validly terminated as of Completion Date without any remaining obligation on the part of any of the Companies.

3.1.4                        The share capital increase of the Company resolved upon on 18 February 2003, notarial deed of the notary Dr. Wolfgang Engelhardt in Hamburg has been registered with the commercial register.

3.1.5                        The Purchaser has released Botts & Company from the guarantee issued vis-à-vis the City of Hamburg.

3.2                                 At Completion Date, the following actions (“Completion Steps”) shall be taken (in the following order), provided that the Purchaser elects to effectuate the 2-Step Completion Process in accordance with Clause 2.2 above:

3.2.1                        The Vendors shall deliver to the Purchaser a certificate of good standing issued by each of the Delaware Secretary of State and the Ohio Secretary of State with respect to the US Company dated not earlier than five Business Days prior to Completion Date.

3.2.2                        The X-Ray Company shall contribute its inter-company claim against the US Company into the US Company.

3.2.3                        All shares in the US Company shall be transferred by the X-Ray Company to the Purchaser or a Purchaser’s Nominee in line with the transfer agreement attached hereto as Schedule 4 a against (Zug um Zug) payment of the US Purchase Price (as defined in Clause 4.1 below).

3.2.4                        The following actions shall then take place simultaneously (Zug um Zug):

(i)                                     The Vendors and the Individual Vendors shall transfer the Vendor Shares and the Shareholder Loans to the Purchaser or the Purchaser’s Nominee in line with the share transfer agreement set forth in Schedule 4 b.

(ii)                                  The Purchaser shall pay the Preliminary Purchase Price (as defined in Clause 4 below).

(iii)                               The Vendors shall provide evidence satisfactory to the Purchaser showing that the Companies have repaid in full all Debt identified prior to or on Completion Date and the holders of such Debt, including IKB, have signed a written acknowledgement that (a) such Debt has been paid in full, (b) all liens and security interests have been released, and (c) all property, whether tangible or intangible, securing such Debt has been retransferred to the Companies. A model example of the calculation of Debt is attached as Schedule 5.

The Purchaser assumes, following the Completion Date, full responsibility for discharging all liabilities of any and all kinds whatsoever of the Company and its Subsidiaries, whether disclosed or undisclosed, unless provided for otherwise under this Agreement and except that the Debt identified prior to the Completion Date shall be repaid in full by the Companies on or prior to the Completion Date.

3.3                                 At the Completion Date, the following Completion Steps shall be taken (in the following order) provided that the Purchaser elects not to effectuate the 2-Step Completion Process in accordance with Clause 2.2 above:

3.3.1                        The Vendors shall deliver to the Purchaser a certificate of good standing issued by each of the Delaware Secretary of State and the Ohio Secretary of State with respect to the US Company dated not earlier than five Business Days prior to the Completion Date.

3.3.2                        The following actions shall then take place simultaneously (Zug um Zug):

(i)                                     The Vendors and the Individual Vendors shall transfer the Vendor Shares and the Shareholder Loans to the Purchaser or the Purchaser’s Nominee in line with the share transfer agreement set forth in Schedule 4 b.

(ii)                                  The Purchaser shall pay the Preliminary Purchase Price (as defined in Clause 4 below).

(iii)                               The Vendors shall provide evidence satisfactory to the Purchaser showing that the Companies have repaid in full all Debt identified prior to or on Completion Date and the holders of such Debt, including IKB, have signed a written acknowledgement that (a) such Debt has been paid in full, (b) all liens and security interests have been released, and (c) all property, whether tangible or intangible, securing such Debt has been retransferred to the Companies. A model example of the calculation of Debt is attached as Schedule 5.

3.4                                 If the Conditions pursuant to Clause 3.1 are not satisfied by 30 June 2003 at the latest, each party shall be entitled (the Vendors, however, only jointly) to rescind this Agreement by serving written notice on the other party to be effected until 15 July 2003 at the latest, such notice to be effective upon the expiry of three Business Days of delivery upon the other party. In case this Agreement is rescinded pursuant to this Clause, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Parties except that Clause 14 (Confidentiality and Announcements), Clause 15 (Costs/Finder’s Fee), Clause 20 (Notices), and Clause 21 (Governing Law, Jurisdiction and Language) shall survive.

3.5                                 The Parties shall use their best efforts to ensure that the Conditions set forth in Clauses 3.1.1 through 3.1.5 above are fulfilled as soon as possible after the date of this Agreement. If a Condition has been satisfied the party responsible for the fulfillment of the Condition shall serve written notice on the other party on the fulfillment of the Condition without undue delay. In the event of a breach of any Warranty or any Tax Warranty or a material adverse change in any Company, the Vendors shall serve written notice of such breach to the Purchaser without undue delay and shall use reasonable best efforts to cure such breach or such material adverse change.

3.6                                 The Purchaser may withdraw from this Agreement at any time prior to the Completion Date in the event of a Material Adverse Change. “Material Adverse Change” means one or more events that result in or are reasonable likely to result in (i) the Companies not being able to lawfully own or use their essential intellectual property rights necessary to conduct the NDT Business or Security Business, or (ii) the Companies not being able to use a material part of their current production sites for a substantial period of time (e.g. through an act of god or terrorism), or (iii) the Companies losing a material percentage of their customers (e.g. through a material warranty or product liability case).

4.                                      PURCHASE PRICE AND DUE DATES

4.1                                 The US Purchase Price for the US Shares, if any, shall be an amount to be mutually agreed upon in good faith between the Purchaser and the X-Ray Company prior to the Completion Date.

4.2                                 The Purchase Price for the Vendor Shares and the Shareholder Loans shall be the amount of € 38,600,000

4.2.1                        less Debt,

4.2.2                        plus Cash,

4.2.3                        less any amount the Net Asset Value is less than 95% of € 14,400,000,

4.2.4                        plus any amount the Net Asset Value is more than 105% of € 16,800,000,

in each case as of the Completion Date,

4.2.5                        less the US Purchase Price, if any

(“Purchase Price”). If and to the extent the Junior Subordinated Loans are waived, the Purchase Price to be allocated for the Shareholder Loans shall be reduced accordingly and the Purchase Price to be allocated to the Vendor Shares shall be raised accordingly.

On the Completion Date, Purchaser or a Purchaser’s Nominee shall pay to Vendors an amount of € 38,600,000 less the amount of Debt plus the amount of Cash, in each case as of the Completion Date and as reasonably estimated by the Vendors and notified to the Purchaser for its review together with reasonable details of the calculation at least two Business Days prior to Completion Date (“Preliminary Purchase Price”).

4.3                                 To the extent that the Purchase Price differs from the Preliminary Purchase Price, a further payment will be payable (“Purchase Price Adjustment”) as set out below.

If the Purchase Price is less than the Preliminary Purchase Price, the Vendors shall reimburse the Purchaser the difference on a € for € basis.

If the Purchase Price is greater than the Preliminary Purchase Price, the Purchaser shall pay to the Vendors an additional amount equal to the difference on a € for € basis.

4.4                                 The Purchaser or a Purchaser’s Nominee shall pay to the Vendors a contingent purchase price (“Contingent Purchase Price”) amounting to € 10,000,000 provided that

4.4.1                        the Company or one of its Subsidiaries has received Certification on or before 31 December 2003; or

4.4.2                        the Company or one of its Subsidiaries has received, on or before 31 December 2003, confirmation in a form satisfactory to the Purchaser, acting reasonably, that the YXLON XES 3000 system or, if sooner, the YXLON XES 3500 system has passed a certification test by the TSA such that the YXLON XES 3000 system or, if sooner, the YXLON XES 3500 system will be certified in due course after 31 December 2003 subject only to delays in time as a result of the administrative process.

The Purchaser undertakes to continue to support the efforts of the Company and the Subsidiaries to achieve Certification by 31 December 2003 and shall assist the Company as reasonably required and if so requested to obtain Certification. The Purchaser shall not and shall procure that its affiliates shall not disparage the Company or its products. The Purchaser shall not and shall procure that its affiliates shall not prior to the Completion Date approach the TSA with respect to the Certification process without the Vendors’ prior written approval.

4.5                                 The Preliminary Purchase Price, the US Purchase Price, the Purchase Price Adjustment and the Contingent Purchase Price shall be due and payable as follows:

4.5.1                        The Preliminary Purchase Price and the US Purchase Price shall be due and payable on the Completion Date.

4.5.2                        The Purchase Price Adjustment shall be due and payable to the Vendors or the Purchaser (or the Purchaser’s Nominee), as the case may require, on the fifth Business Day after the agreement of the Completion Date Accounts by the Parties pursuant to Clause 5.6 or after the decision of the Expert pursuant to Clause 5.7.

4.5.3                        The Contingent Purchase Price shall be due and payable to the Vendors

4.5.3.1               On the fifth Business Day after receipt of the Certification by the Company or one of its Subsidiaries; or

4.5.3.2               if no Certification is obtained by the Company or one of its Subsidiaries due to fraud or willful misconduct of the Purchaser, upon the event of such fraud or willful misconduct irrespective of the receipt of any Certification by the Company or one of its Subsidiaries.

4.6                                 The Preliminary Purchase Price, the Purchase Price Adjustment and the Contingent Purchase Price shall, as from their respective due dates, bear interest at an interest rate of 8% p.a. for the benefit of the Vendors or the Purchaser (or the Purchaser’s Nominee), as the case may be, irrespective of default. The interest bearing period shall end as of the day of payment.

4.7                                 Intentionally left free.

4.8                                 All payments to the Vendors under this Agreement shall be made to the following trust account held by Pöllath+Partner, attorneys at law in trust for distribution to the Vendors: Bayerische Hypo- und Vereinsbank, Account No. 2485 362, Sort Code 700 202 270.

4.9                                 All payments to the X-Ray Company under this Agreement shall be made to the following account: Dresdner Bank AG, Account No. 323718700, Sort Code 200 800 00 (International Banking Account IBAN DE 1820080000 0323718700).

4.10                           All payments to the Purchaser under this Agreement shall be made to the following account: Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, CA, 95055, Routing No. 121140399, Account No. 3300044177. All payments to a Purchaser’s Nominee shall be made to the accounts designated by such Purchaser’s Nominee.

5.                                      COMPLETION DATE ACCOUNTS

5.1                                 The Debt, Cash and the Net Asset Value, each existing as of the Completion Date, as well as any Purchase Price Adjustment resulting therefrom, shall be determined on the basis of consolidated accounts of the Company as of the Completion Date which shall be prepared using the same accounting principles, policies, bases and practices as were used in the preparation of the Accounts and the Yxlon Internal Accounting Rules, consistently applied, at all times, however, in compliance with IAS (“Completion Date Accounts”).

5.2                                 The Parties agree that any amounts transferred under the Completion Steps shall be disregarded for the purposes of the Completion Date Accounts except for the payment of the US Purchase Price regarding Cash. The parties agree that for the purpose of calculating the Net Asset Value, the effects of the Completion Steps shall be disregarded. For the avoidance of doubt, if the Purchaser elects to effectuate the 2-Step Completion Process, the assets and liabilities of the US Company shall be included in the calculation of the Net Asset Value as if the Completion Steps had not taken place.

5.3                                 The Completion Date Accounts shall be prepared by the Company and reviewed according to ISA, at the equal expense of the Vendors and the Purchaser, by KPMG (the “Auditor”). Together with the Completion Date Accounts the Auditor shall prepare a report on the Debt and the Net Asset Value and the calculation of the Purchase Price except the Contingent Purchase Price as of Completion Date (“Adjustment Report”). The Adjustment Report shall clearly show how the calculation of the Purchase Price was derived including detailed information regarding all of the components of the relevant defined terms.

5.4                                 The Company shall deliver the reviewed Completion Date Accounts and the Adjustment Report to the Purchaser and the Vendors simultaneously as soon as reasonably practicable but in no event later than 40 Business Days after Completion Date.

5.5                                 The Vendors and the Purchaser shall have the right to review the Completion Date Accounts and the Adjustment Report and to appoint their own auditors to assist in this, having the same rights as the Auditor, including but not limited to access to the management records and all books and records of the Companies and working documents of the Auditor.

5.6                                 The Vendors and the Purchaser shall consult no later than 60 Business Days after Completion Date and notify each other in writing of any matters in the Completion Date Accounts and the Adjustment Report with which they disagree and setting out the reasons for such disagreement. In the absence of such notification by the Vendors or the Purchaser within 80 Business Days of Completion Date, the Completion Date Accounts and the Adjustment Report shall be deemed to have been agreed by the Vendors and the Purchaser.

5.7                                 If the Vendors or the Purchaser notify each other in writing that they do not agree with the Completion Date Accounts and/or the Adjustment Report, the Purchaser and the Vendors shall meet together promptly with a view to reaching agreement on the matter(s) in dispute and in the absence of such agreement within 90 Business Days of the Completion Date, the Vendors or the Purchaser may by notice in writing to the other require the matter to be referred to an independent firm of auditors (“Expert”) to be jointly appointed by the Vendors and Purchaser or, failing agreement between them as to the identity of such independent firm of auditors, nominated on the application of either of them by the Institute of Certified Public Accountants in Düsseldorf (Institut der Wirtschaftsprüfer e.V. in Düsseldorf). In making his calculation of the correct amount of the matters in dispute, the Expert shall be bound by those items or amounts in respect of which no objections were raised or on which Vendors and Purchaser have agreed after a notice of objections; accordingly, the Expert shall only review those items or amounts as to which the Parties disagree and in his decision on each disputed item shall not come to a decision which is beyond the positions taken by the Parties. If a disputed item concerns the exercise of an accounting or valuation discretion left by the principles specified in Clause 5.1, the Expert shall be free to exercise his own discretion subject to such principles. The Expert shall also be entitled to decide on the interpretation of this Agreement to the extent this is needed for his decision. The Expert shall give Vendors and Purchaser adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of Vendors and Purchaser and their advisors. The Parties shall jointly instruct the Expert to deliver his written opinion to them as soon as reasonably practicable but no later than eight weeks after the remaining differences are referred to him. The Expert shall give reasons for his decision in writing and on all issues which are in dispute between Vendors and Purchaser.

5.8                                 The Expert appointed pursuant to Clause 5.7 shall act as an expert and not as an arbitrator and his fully reasoned decision as to the matter(s) referred to him shall be final and binding on the Parties in the absence of manifest error. The Expert shall allocate his costs between the Vendors and the Purchaser pursuant to section 91 of the German Civil Procedure Act (ZPO).

6.                                      WARRANTIES AND BANK GUARANTEE BY VENDORS

6.1                                 The Vendors and the Individual Vendors (to the extent set forth in Schedule 8) warrant and undertake to the Purchaser under the terms of the Warranties and the Tax Warranties as at Signing unless provided otherwise herein. All Warranties and Tax Warranties shall be guarantees (Garantien) pursuant to sections 311 para 1, 276 para 1 German Civil Code (in the version effective since 1 January 2002), i.e. representations sui generis the violation of which does not require fault on the part of the Vendors, except as otherwise provided for in this Agreement (verschuldensunabhängige Rechtsfolgenvereinbarung). For the avoidance of doubt, it is being understood between the Parties that all provisions of this Agreement relating to the consequences of a breach of Warranties and Tax Warranties including but not limited to the limitations on remedies, form an integral part and define the scope of the respective representations which shall under no circumstances be considered or deemed as a guarantee pursuant to sections 443 para 1, 444 of the German Civil Code (in the version effective since 1 January 2002). Vendors’ guarantees shall be governed by the specific remedies of the Purchaser set forth below and the limitations contained herein. The assumption of Vendors’ guarantees shall not be construed or interpreted so as to provide Purchaser with any other claims than those set forth in this Agreement.

6.2                                 The Vendors shall repeat in writing the Warranties and Tax Warranties as of the Completion Date unless expressly provided otherwise herein.

6.3                                 The Vendors shall submit to the Purchaser, on the Completion Date,

6.3.1                        a bank guarantee by a major German bank in favor of Purchaser in the amount of € 3,860,000 (the “Warranty Guarantee”) as security for (i) any claim pursuant to Clause 7 as well as (ii) 50 % of any claim under the Extra Cap (as defined under Clause 7.2) to the extent such amount exceeds the Extra Cap and

6.3.2                        a bank guarantee by a major German bank in favor of the Purchaser in the amount of € 500,000 (the “Extra Warranty Guarantee”) as a security for any and all claims in regard of the Extra Cap.

The Warranty Guarantee shall permit the Purchaser to make drawings on first demand to the extent as it is set out in Schedule 7 A and shall be issued and used as set forth in Schedule 7 A. The Extra Warranty Guarantee shall permit the Purchaser to make drawings on first demand to the extent as it is set out in Schedule 7 B and shall be issued and used as set forth in Schedule 7 B.

On the first anniversary of the Completion Date, Purchaser shall be obliged to return the Warranty Guarantee to Vendors in exchange for another bank guarantee which will expire on the second anniversary of the Completion Date and which shall be issued as € 1,930,000 less agreed claims, plus any claims under Clause 7.1.1 (the “Replaced Warranty Guarantee”), for which Vendors have receipt of a Claim Notice (“Pending Claim”) pursuant to the notice provision under Clause 7.1.1, provided, however, that the Replaced Warranty Guarantee shall not expire before the last of the Pending Claims either has been agreed or settled by an Arbitration Decision or unconditionally paid by the Vendors to the Purchaser. If and to the extent the Pending Claims are being resolved as above, the Replaced Warranty Guarantee shall be released by the respective amount without undue delay. For the avoidance of doubt, the amount of such Replaced Warranty Guarantee shall at no time be higher than the amount of the Warranty Guarantee.

The Extra Warranty Guarantee shall be returned to the Vendors the earlier to occur of (i) claims under the Extra Cap having been settled or decided by an Arbitration Decision and  unconditionally paid by the Vendors to the Purchaser or (ii) the second anniversary of the Completion Date.

Should the bank guarantees foreseen under this Clause 6.3 not be obtainable under reasonable conditions, the Vendors and the Purchaser shall negotiate in good faith on alternative measures (e.g. escrow), provided, however, that the Purchaser and the Vendors shall equally bear the costs resulting therefrom.

7.                                      REMEDIES, COMPENSATION AND LIMITATION

7.1                                 If and to the extent to which any of the Warranties or Tax Warranties proves not to be correct as of the Completion Date, Vendors shall indemnify the Purchaser therefore in accordance with the following procedures:

7.1.1                        If damages have been incurred or suffered for which the Purchaser believes it is or may be entitled to indemnification pursuant to the Warranties or Tax Warranties the Purchaser may deliver a notice of claim (a “Claim Notice”) to the Vendors. Each

Claim Notice shall state that Purchaser believes that there is or has been a breach and that the Purchaser is entitled to indemnification, compensation or reimbursement, and contain a description of the circumstances supporting Purchaser’s belief that there is or has been such a breach to that Purchaser is so entitled to indemnification, and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of damages Purchaser claims to have so incurred or suffered (the “Claimed Amount”).

7.1.2                        Within 20 Business Days of receipt by the Vendors of a Claim Notice, the Vendors may deliver to the Purchaser a written response (the “Response Notice”) in which the Vendors: either (i) agree with Purchaser’s estimate of such Claimed Amount; or (ii) agree with part, but not all, of the Purchaser’s estimate of the Claimed Amount (such amount as agreed to being the “Agreed Amount”); or (iii) indicate that the Vendors do not agree with any portion of Purchaser’s estimate of the Claimed Amount. Any part of the Claimed Amount that has not been agreed to by the Vendors within such 20 Business Days period shall be the “Contested Amount”. If a Response Notice is not received by the Purchaser within such 20 Business Days period, then the Vendors shall be conclusively deemed to have agreed to indemnify the Purchaser for the full Claimed Amount.

7.1.3                        If the Vendors deliver a Response Notice agreeing to the full Claimed Amount or do not deliver a Response Notice within the time limit set forth in Clause 7.1.2, the Vendors shall, within five Business Days following the expiration of the 20 Business Day period referred to in Clause 7.1.2, pay the full Claimed Amount to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser in the Claim Notice. Such payment shall be deemed to be made in full satisfaction of the claim described in such Claim Notice.

7.1.4                        If Vendors deliver a Response Notice agreeing to only the Agreed Amount, then Vendors shall within five Business Days following the delivery of such Response Notice, pay the Agreed Amount to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser in the Claim Notice.  Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice, but shall count toward the satisfaction of the claim described in such Claim Notice.

7.1.5                        If Vendors deliver a Response Notice indicating that there is a Contested Amount, Vendors and Purchaser shall attempt in good faith to resolve the dispute related to the Contested Amount.  If Purchaser and Vendors resolve such dispute, such resolution shall be binding on Vendors and Purchaser.  To the extent that such settlement requires Vendors to pay any portion of the Contested Amount, Vendors shall pay such amount to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser in the Claim Notice.  Such payment shall be deemed to be made in full satisfaction of the Contested Amount.

7.1.6                        If Vendors and Purchaser are unable to resolve the dispute relating to any Contested Amount within 20 Business Days after the delivery of the Claim Notice (“Initial Resolution Period”), then the claim described in the Claim Notice shall be settled by binding arbitration in Hamburg in accordance with the rules provided for in Clause 20 with the following specifications as against proceedings pursuant to Clause 20:  Arbitration will be conducted by one arbitrator, mutually selected by Purchaser and Vendors. If Purchaser and Vendors fail to mutually select an arbitrator within three Business Days following the expiration of the Initial Resolution Period, then arbitration will be conducted by three arbitrators: one selected by Purchaser; one selected by Vendors; and the third selected by the first two arbitrators who shall have a good command of the English language. If Purchaser or Vendors fail to select an arbitrator within five Business Days following the expiration of the Initial Resolution Period, then the other shall be entitled to select the second arbitrator.  The Parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 30 Business Days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within 50 Business Days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The final decision of the arbitrator(s) (the “Arbitration Decision”) shall be furnished to Vendors and Purchaser in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon Vendors and Purchaser and shall not be contested by either of them.  The non-prevailing Party in any arbitration shall pay the reasonable expenses (including reasonable attorneys’ fees) of the prevailing Party and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses).  For purposes of this Clause 7.1.6, the non-prevailing Party shall be determined solely by the arbitrator(s). To the extent that the Arbitration Decision requires Vendors to pay any portion of the Contested

Amount, Vendors shall pay such amount to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser in the Claim Notice. Such payment shall be deemed to be made in full satisfaction of the Contested Amount.

7.2                                 The aggregate maximum liability of the Vendors in respect of all claims under or in connection with the Warranties and the Tax Warranties shall be limited to an amount of € 3,860,000 (the “Cap”) except for claims under Schedule 8 Clause 3 for which the maximum liability of the Vendors shall be limited by the Purchase Price and except for claims pursuant to a separate cap in the amount of  € 500,000  (“Extra Cap”). The Extra Cap shall exist for claims under the Tax Warranties with respect to the X-Ray Company and concerning the Vendors’ buyout in 1998. The Parties acknowledge and agree that, to the extent that there is any Tax liability relating to the X-Ray Company and the Vendors’ buyout in 1998, the Purchaser shall be entitled to make a claim for indemnification pursuant to this Agreement for damages for a breach of the Tax Warranties.  Any such claim shall not be subject to the De Minimis Amount. In case of such a claim the Vendors shall be fully liable for any claim up to the amount of the Extra Cap. Such claims exceeding the Extra Cap shall be borne by the Vendors at a rate of 50 % for the unutilized element of the Cap.

7.3                                 The Vendors shall have no liability in respect of any claims under the Warranties and Tax Warranties unless the amount which would otherwise be recoverable in respect of that claim exceeds € 100,000 (“De Minimis Amount”), provided, however that where a series of claims arise out of a single event, cause, circumstance, act or omission or a related or linked series thereof such claims shall be aggregated and treated as a single claim for the purposes of this Clause 7.3. In case claims exceed the De Minimis Amount, the Purchaser can claim the full amount of such claims (Freigrenze).

7.4                                 The rights and remedies of the Purchaser in respect of any breach of any of the Warranties and Tax Warranties shall survive the Completion Date.

7.5                                 The provisions of Schedule 10 shall apply in respect of the operation of this Clause 7 and shall constitute additional specifications / limitations of the Vendors’ liability.

7.6                                 Payments of the Vendors made according to this Clause 7 and the indemnities contained herein shall constitute in the relationship between the Vendors and Purchaser a reduction of the Purchase Price and, to the extent they are made directly to any of the Companies, in the relationship between Purchaser and the recipient a capital contribution (Einlage).

8.                                      LIMITATION PERIODS

8.1                                 The right to make claims related to Clause 7 shall survive until 12 months from Completion Date and shall be time barred thereafter except for:

8.1.1                        claims pursuant to Schedule 9 which survive until 24 months following the Completion Date, at least, however, until six months after (i) the relevant final and binding tax assessment or (ii) the lapse of the relevant statutory limitation period; and

8.1.2                        claims pursuant to Schedule 8 Clause 10 and Schedule 8 Clause 12.2 (the latter to the extent they relate to the LI Contribution Agreement) which survive until 24 months following the Completion Date; and

8.1.4                        claims pursuant to Schedule 8 Clause 3 which survive for 10 years following the Completion Date.

8.2                                 The limitation periods mentioned above shall be tolled (gehemmt) in the event the Purchaser brings a Claim Notice in accordance with Clause 7.1. until the end of the dispute resolution process described in Clause 7.1.

8.3                                 Section 203 (prescription in the event of negotiations) of the German Civil Code (BGB) shall not apply.

9, 10.                  INTENTIONALLY LEFT FREE

11.                               VENDORS’ COVENANTS

11.1                           Pre-completion Covenants of Vendors

11.1.1                  For the period between Signing and the Completion Date the Vendors shall procure, to the extent permissible under applicable laws, that the Companies shall operate their business in all material respects in the ordinary course of business and consistent with past practice. In particular, in the period indicated in the previous sentence, none of the Companies will

(a)                                  declare or pay out any dividend or make any other distribution, or repurchase, redeem or otherwise acquire shares of capital stock or other securities of any of the Companies;

(b)                                 issue any share capital or similar interest to any person;

(c)                                  undertake to make any capital expenditure or commitment outside the Budget;

(d)                                 grant any increase in wages, salaries, bonus or other remuneration of any employee including any benefit payments under any incentive or pension scheme or any material variation to the terms and conditions of employment of any employee outside the ordinary course of business;

(e)                                  acquire or dispose of any fixed assets outside the Budget;

(f)                                    incur, assume or guarantee any indebtedness vis-à-vis any third party outside the ordinary course of business with a value in excess of € 10,000;

(g)                                 make any advance or extend any loan outside the ordinary course of business with a value in excess of € 10,000;

(h)                                 make any change in accounting principles, practices or methods;

(i)                                     accelerate the collection of accounts receivable; or

(j)                                     agree, whether or not in writing, to do any of the foregoing.

11.1.2                  For the period between Signing and the Completion Date, the Vendors shall ensure that the Companies shall

(a)                                  preserve their Material Assets in good working condition, reasonable wear and tear excepted;

(b)                                 give the Purchaser access to the management of the Companies and reasonable access to all records and information of the Companies to the extent the Purchaser requests such access in connection with the implementation of this Agreement;

(c)                                  provide the Purchaser with the monthly management accounts of the Companies within 10 Business Days of the relevant month end, and in no event more than 15 Business Days of the relevant month’s end;

(d)                                 prepare and file all Tax returns due for periods prior to the Completion Date, subject to the Purchaser’s review and, with regard to income tax filings,

subject to the Purchaser’s prior approval, which shall not be unreasonably withheld; and

(e)                                  use best efforts to ensure that the managing directors of the Companies and H. Strecker, U. Sassmanshausen, Bruno Stehr and Marten von Ascheraden enter into amended employment or service agreements to the satisfaction of the Purchaser at substantially equivalent or better terms compared to their existing employment or service agreements as soon as reasonably possible after the date hereof but at the latest until Completion Date.

11.1.3                  The Vendors undertake to use their best efforts to ensure that the business relationships of the Companies will not be adversely affected by the change of ownership in the Company as contemplated by this Agreement.

11.1.4                  The Vendors shall procure that the Companies and their business remain insured until the Completion Date in substantially the same way as they are as of Signing, and that all premiums for such insurance taken out are duly and timely paid.

11.2                           Covenant not to Compete

11.2.1                  For a period of two years after the Completion Date, Botts & Company undertakes towards the Purchaser that neither Botts & Company nor any entity managed by Botts & Company will enter into any investment in the X-Ray NDT business or in the area of explosive detection technology used in the aviation security business.

For a period of three years after the Completion Date, each of the Vendors and Botts & Company undertakes towards the Purchaser that they and any entity managed by Botts & Company shall not

(a)                                  directly or indirectly solicit or otherwise contact any present or past customers of the Companies, for itself or any other person, firm, or corporation, for the purpose of obtaining business in competition with the NDT Business or Security Business as it exists as of Signing and the Completion Date; or

(b)                                 actively entice away or solicit any employee of the Companies or to offer employment to any senior employee (leitende Angestellte) of the Companies.

11.2.2                  In the event that any of the Vendors, Botts & Company, or any entity managed by Botts & Company, individually, intentionally or negligently violate their obligations under Clause 11.2.1, such violating entity shall pay to the Purchaser for each violation a penalty of € 50,000. In the case of a continued violation, the violating entity shall waive the defense of continued acting (Verzicht auf die Einrede des Fortsetzungszusammenhangs). The penalty shall, in such cases, be due for each four week period of violation.

12.                               RELATIONSHIP AMONG THE COMPANIES, THE VENDORS AND BOTTS & COMPANY

12.1                           The Vendors and Botts & Company herewith waive, with effect as from the Completion Date, any rights they may have under the constitutional documents of the Companies, and shall cooperate with the Purchaser to implement any amendment to such documents as may be appropriate in the Purchaser’s reasonable opinion for such purpose. The Vendors and Botts & Company further individually undertake that immediately following the Completion Date, the Vendors will not have any claim whatsoever against any of the Companies or any of their respective employees, and none of the Companies will have any liability to the Vendors or Botts & Company, or any notice of any obligation, in respect of any act, event, omission or circumstance which has occurred before Signing or which will arise before the Completion Date. If, after the Completion Date, any such claim or liability arises, the Vendors and Botts & Company individually agree to waive on demand all rights against any of the Companies or its employees, in respect of such claim or liability.

12.2                           The Vendors individually shall reasonably cooperate with the Purchaser and, to the extent it is not to their detriment (to be assessed in good faith), allow individually for the preparation of any future tax restructuring of the Companies by the Purchaser (also with regard to the separate businesses (Teilbetriebe) NDT Business and SEC Business) and not take individually any measure which would frustrate such restructuring. This provision shall survive the Completion Date.

13.                               PURCHASER’S WARRANTIES AND COVENANTS

13.1                           The Purchaser hereby warrants to the Vendors that:

13.1.1                  It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, USA, with full power and authority to enter into and perform its obligations under this Agreement;

13.1.2                  This Agreement constitutes valid and binding obligations in accordance with its terms on the Purchaser;

13.1.3                  The execution, delivery and the completion of this Agreement and the performance of its terms will not contravene the Certificate of Incorporation and Bylaws of the Purchaser;

13.1.4                  It possesses sufficient funds to complete the purchase in the manner set out in this Agreement and that its obligation to complete this Agreement is not subject to or conditional upon financing from any source; and

13.1.5                  It has not had, during the last full fiscal year before Signing, turnovers exceeding € 25,000,000 in Germany or € 40,000,000 in Denmark.

13.2                           To the extent that a Purchaser’s Nominee purchases and accepts the transfer of the Vendor Shares, the US Shares or the Shareholder Loans under this Agreement, the Purchaser shall guarantee the obligations of such Purchaser’s Nominee.

14.                               CONFIDENTIALITY AND ANNOUNCEMENTS

14.1                           The Parties mutually undertake to keep the contents and the fact of the entering into this Agreement confidential vis-à-vis any third party except vis-à-vis their advisors and their beneficial owners except that the Vendors shall be entitled to disclose Clause 3 to the lending banks of the Companies.

14.2                           No announcement, communication or circular concerning this Agreement (in particular press releases) shall be made (whether prior to or after Completion Date) by or on behalf of the Parties hereto without the prior written approval of the other (which approval shall not be unreasonably withheld) save for such announcements as may be required by law or by the rules and regulations of relevant stock market authorities. At the Purchaser’s request, the Vendors shall, together with the Companies, issue a joint communication to third party customers stating the change of ownership pursuant to this Agreement and a request to maintain the current relationships.

14.3                           The Vendors and Botts & Company shall keep confidential and not disclose to any third party and not use any business or trade secrets of the Companies without the prior written consent of the Purchaser.

15.                               COSTS / FINDER’S FEE

15.1                           The Vendors and the Purchaser shall bear and pay all of their respective legal, accountancy, and other fees and expenses incurred in and incidental to the preparation of this Agreement and of all other documents in connection herewith except for the costs of the notarisation of this Agreement and the costs for all regulatory filings which shall be borne by Purchaser.

15.2                           The Vendors hereby guarantee that none of the Companies has any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement and its implementation.

16.                               SUCCESSORS AND ASSIGNMENT

16.1                           This Agreement shall be binding upon and inure for the benefit of each Party’s successors and personal representatives.

16.2                           Except as otherwise expressly provided, all rights, benefits and obligations under or in connection with this Agreement are personal to the Parties and may not be assigned in whole or in part without the prior written consent of each other party except that the Purchaser may assign all rights and benefits to one or more of its wholly owned subsidiaries (including any Purchaser’s Nominee) until all obligations of the Purchaser under or in connection with this Agreement have expired.

17.                               ENTIRE AGREEMENT

This Agreement including the Schedules constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement.

18.                               VARIATIONS

No variation of this Agreement or any of the documents in connection herewith shall be valid unless it is in the form of this Agreement.

19.                               SEVERABILITY

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of the remainder of this Agreement. In the event any provision hereof is for any reason held to be or become invalid or unenforceable, the validity of the remaining provisions hereof shall not be affected or impaired thereby. Instead of the invalid or unenforceable provision hereof, such valid and enforceable provision shall be deemed to be agreed upon which most closely corresponds to the intended economic purpose of the invalid or unenforceable provision. The same shall apply to any supplementary interpretation of any of the terms of this Agreement.

20.                               NOTICES

20.1                           Any notice to be served in connection with this Agreement shall be in writing and shall be delivered by hand, sent by registered mail or recorded delivery or shall be transmitted by fax.

20.1.1                  In the case of the Vendors to either Dr. Andrea von Drygalski, Dr. Matthias Bruse or Otto Haberstock whom the Vendors hereby appoint their collective process agents (Zustellungsbevollmächtigte) for the service of process and notices under this Agreement, at the following address:

P+P Pöllath+Partner

Kardinal-Faulhaber-Str. 10

D-80333 München

20.1.2                  In the case of the Purchaser to the Chief Executive Officer of the Purchaser, with a copy to the Corporate Counsel of the Purchaser, to the address 7151 Gateway Boulevard, Newark, California 94560, U.S.A. or to any other address of which the party serving or sending the document has received notice in writing from the Purchaser.

20.1.3                  In the case of the Individual Vendors to the business addresses specified in the introductory paragraphs.

20.1.4                  In the case of Botts & Company to: Finance Director, Lintas House, 15-19 New Fetter Lane, London EC4A 1BA.

20.2                           Any such notice shall be deemed to have been served as follows:

20.2.1                  In the case of delivery by hand, on delivery;

20.2.2                  In the case of service by mail or airmail, on the third Business Day after the day on which it was posted; and

20.2.3                  In the case of transmission by fax, on the day it is transmitted;

20.2.4                  Provided that in each case where delivery by hand or fax occurs after 6pm, service shall be deemed to occur at 9am on the next following Business Day. References to time in this Clause are to local time in the country of the addressee.

21.                               GOVERNING LAW, JURISDICTION AND LANGUAGE

21.1                           This Agreement shall be governed by and construed exclusively in accordance with the laws of Germany without regard to principles of conflicts of laws and without regard to the UN Convention of the Sale of Goods.

21.2                           The Parties irrevocably agree that an arbitration court set up pursuant to the rules of arbitration for the German Institution for Arbitration (DIS) shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement other than disputes subjected to specific arbitration pursuant to Clause 7.1 and that accordingly, any suit, action or proceedings arising out of or in connection with this Agreement shall be brought to such arbitration court without recourse to courts of law. The place of jurisdiction shall be Hamburg. The language of the arbitration shall be English.

21.3                           The binding language of this Agreement shall be English. The binding language of this Agreement shall be German if a German expression is stated in brackets. In this event the English expression shall be for convenience only.

21.4                           All Schedules are well known to all parties.

Reference is  made to the Schedules 1, 2, 3, 4 a, 4 b, 5, 6, 7 A, 7 B, 8, 9, and 10.

They form an integral part of this agreement (§ 9 Abs. 1 Satz 2 BeurkG).

Reference is made to the Schedules 8.3.1 to 8.13 as part of Schedule 8 above. They also form an integral part of this agreement (§ 14 Abs. 1 BeurkG) and are signed on each page by the parties. The parties waive in reading this documents.

In witness thereof this Notarial Deed, together with its Schedules 1, 2, 3, 4 a, 4 b, 5, 6, 7 A, 7 B, 8, 9 and 10 has been read aloud to the persons appearing by the officiating Notary Public or in presence of the officiating notary public, was submitted to them for inspection together with Schedules 1, 2, 3, 4 a, 4 b, 5, 6, 7 A, 7 B, 8, 9 and 10 was approved by them and was personally signed by them and by the officiating Notary Public as follows:

/s/ Reinhard Bonisch

/s/ Joseph Kozanetsky

/s/ Andrea von Drygalski

/s/ Tram Phi